EXHIBIT 99.1
                                                                    ------------

FOR IMMEDIATE RELEASE

  Corey M. Horowitz, Chairman and CEO
  Network-1 Security Solutions, Inc.
  (212) 829-5770

              NETWORK-1 COMMENCES PATENT LITIGATION AGAINST D-LINK
                  CORPORATION AND D-LINK SYSTEMS, INCORPORATED

     NEW YORK, AUGUST 11, 2005 - Network-1 Security Solutions, Inc. (OTCBB:
NSSI.OB) announced today that it has initiated patent litigation against D-Link Corporation and D-Link Systems, Incorporated ("D-Link") in the United States District Court for the Eastern District of Texas, Tyler Division, for infringement of United States Patent No. 6,218,930 (the "930 Patent").

     The `930 Patent, entitled "Apparatus and Method for Remotely Powering Access Equipment Over a 10/100 Switched Ethernet Network", relates to several key technologies underlying the delivery or receipt of power over data communications networks, including products compliant with the IEEE 802.3af Power Over Ethernet (PoE) standard that was approved in June 2003 by the Institute of Electrical and Electronic Engineers. PoE governs the delivery of power over Ethernet cables in order to remotely power network connected devices including wireless access points, RFID card readers, VOIP telephones and network cameras. The `930 Patent was granted by the United States Patent and Trademark Office on April 17, 2001 and expires on March 7, 2020.

     "All of our good faith attempts to engage D-Link in licensing negotiations have been unsuccessful which left us no choice but to initiate this action," said Corey M. Horowitz, Chairman and CEO of Network-1. "While we prefer licensing the `930 Patent to the PoE industry without the distraction and cost of litigation, we will take whatever action is necessary to protect our intellectual property rights and maximize shareholder value."

     Network-1 has retained Blank Rome LLP, a national law firm, and Potter Minton PC, of Tyler Texas, as its local counsel, to represent it in the litigation. Blank Rome has agreed to work on a contingency fee basis.

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     "The engagement of law firms of such quality and reputation to pursue infringement claims under the `930 Patent further strengthens our ability to protect our intellectual property", commented Mr. Horowitz. "It also underscores the strong belief these high quality law firms share with us in the legitimacy of our claims."




ABOUT NETWORK-1 SECURITY SOLUTIONS, INC.

     Network-1 Security Solutions, Inc. is engaged in the acquisition, development, licensing and protection of its intellectual property and proprietary technologies. The Company owns six patents covering various telecommunications and data networking technologies. As part of its business strategy it is offering licenses to third parties who Network-1 believes could benefit from the technologies covered by its patents.

THIS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE "SAFE HARBOR"PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS ADDRESS FUTURE EVENTS AND CONDITIONS CONCERNING THE COMPANY'S BUSINESS PLANS. SUCH STATEMENTS ARE SUBJECT TO A NUMBER OF FACTORS AND UNCERTAINTIES, SUCH AS FUTURE ECONOMIC CONDITIONS, TECHNOLOGY CHANGES, THE ABILITY OF NETWORK-1 TO OBTAIN LICENSE AGREEMENTS FROM THIRD PARTIES FOR ITS PATENT PORTFOLIO, UNCERTAINTY OF PATENT LITIGATION, THE COMPANY'S ABILITY TO ACHIEVE REVENUES AND PROFITS FROM ITS PATENT PORTFOLIO, AND LEGISLATIVE, REGULATORY AND COMPETITIVE DEVELOPMENTS. SEE THE COMPANY'S CURRENT REPORT ON FORM 8-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR ADDITIONAL INFORMATION ON THE TERMS OF ITS RETENTION OF BLANK ROME LLP. EXCEPT AS OTHERWISE REQUIRED TO BE DISCLOSED IN PERIODIC REPORTS, THE COMPANY EXPRESSLY DISCLAIMS ANY FUTURE OBLIGATION OR UNDERTAKING TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENT CONTAINED HEREIN.